Century Communities Reports First Quarter 2019 Results

- Home Sales Revenues Increased 33% to $523.3 Million –

-  Home Deliveries Grew 77% to 1,663 Homes  –

- Net New Homes Contracts Increased 35% to a Record 1,858 Homes –

- Homes in Backlog Improved 35% to 2,376 –

- Introduces 2019 Outlook for Growth in Revenue and Deliveries -

Greenwood Village, Colorado (May 2, 2019) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its first quarter ended March 31, 2019.

First Quarter 2019 Highlights Compared to First Quarter 2018

•	Adjusted net income of $18.4 million, or $0.60 per diluted share and net income of $17.1 million, or $0.56 per diluted share
•	Home sales revenues increased 33% to $523.3 million
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues improved by 110 basis points to 13.2%
•	Home deliveries grew 77% to 1,663 homes
•	Net new home contracts increased 35% to a record 1,858 homes
•	Homes in backlog improved 35% to 2,376 homes
•	Adjusted EBITDA of $40.4 million

Dale Francescon, Co-Chief Executive Officer, stated, “The first quarter ended significantly stronger than it started, where we experienced an overall stabilization in demand trends and better affordability, compared to relatively muted buyer activity in the latter half of 2018 which continued into the beginning of this year.  Our focus remains on deepening our platform and driving additional operational efficiencies. Our concentration in markets with sound economic fundamentals combined with our lower price point product offerings throughout our business well positions us to deliver further earnings growth and generate enhanced returns for our stockholders.”

Rob Francescon, Co-Chief Executive Officer, said, “We are encouraged by the pick-up in buyer activity in recent months which allowed us to end the quarter with a record number of net new contracts.  Our continued expansion of Wade Jurney Homes’ asset-light, lower price point operations into new geographies should contribute more meaningfully to earnings as we progress through the year. We view our significant focus on entry level buyers as a catalyst for ongoing success in the quarters to come as our national platform and expanded scale allows us to continue to drive enhancements and efficiencies throughout our business.”

First Quarter 2019 Results

Home sales revenues for the first quarter 2019 increased 33% to $523.3 million, compared to $394.8 million for the prior year quarter. The growth in home sales revenues was primarily attributable to a 77% increase in home deliveries to 1,663 homes compared to 941 homes for the prior year quarter, partly attributable to the acquisition of Wade Jurney Homes. Excluding the impact from the acquisition, deliveries from the Century Communities branded business increased 13% year over year. Average sales price of home deliveries for the first quarter 2019 was $314,700, compared to $419,600 in the prior year quarter, consistent with the Company’s expansion of its offering of entry level homes.

Net new home contracts in the first quarter 2019 increased 35% to a record 1,858 homes, compared to 1,377 homes in the prior year quarter, attributable to the addition of Wade Jurney Homes. At the end of the first quarter 2019, the Company had 2,376 homes in backlog, an increase of 35% compared to 1,757 homes in backlog in the prior year quarter.

Adjusted net income for the first quarter was $18.4 million, or $0.60 per diluted share, as compared to $22.5 million, or $0.75 per diluted share, for the prior year quarter. Adjusted net income excludes the impact of one-time items associated with homebuilder acquisitions. Net income for the first quarter 2019 was $17.1 million, or $0.56 per diluted share as compared to $20.0 million or $0.67 per diluted share for the prior year quarter.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 19.8% in the first quarter 2019, as compared to 23.2% in the prior year quarter, which benefitted from a  particularly favorable product mix. Homebuilding gross margin percentage in the first quarter 2019 was 17.1%, as compared to 19.1% in the prior year quarter, largely attributable to higher incentives and product mix.  SG&A as a percent of home sales revenues improved to 13.2%, compared to 14.3% in the prior year quarter, due to process enhancements, tight cost controls, and benefits generated by our larger scale.

Financial services generated pre-tax income of $1.6 million in the first quarter 2019 as compared to $1.2 million in the prior year quarter.

Balance Sheet and Liquidity

As of March 31, 2019, the Company had total assets of $2.3 billion, including cash of $62.8 million and inventories of $1.9 billion. Liabilities totaled $1.4 billion, which included $1.1 billion of long-term debt. As of March 31, 2019, the Company had $353.0 million of availability under its credit facility.

Full Year 2019 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are optimistic on the prospects for continued growth in our overall business and long-term housing fundamentals. Given better visibility across our footprint during the first quarter 2019, we introduce our full year outlook for home deliveries to be in the range of 7,000 to 8,000 homes and our home sales revenues to be in the range of $2.2 billion to $2.5 billion.”

Conference Call

The Company will host a webcast and conference call on Thursday, May 2, 2019 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2019 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through June 2, 2019, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13689561. A replay of the webcast will be available on the Company’s website through June 2, 2019.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Century is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 15 states across the West, Mountain, Texas and Southeast U.S. regions and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2019.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2019	2018
Revenues
Home sales revenues	$523,302	$394,831
Land sales and other revenues	1,355	1,459
	524,657	396,290
Financial services revenue	8,400	5,556
Total revenues	533,057	401,846
Homebuilding Cost of Revenues
Cost of home sales revenues	(433,757)	(319,583)
Cost of land sales and other revenues	(614)	(877)
	(434,371)	(320,460)
Financial services costs	(6,829)	(4,395)
Selling, general, and administrative	(68,936)	(56,522)
Acquisition expense	—	(173)
Equity in income of unconsolidated subsidiaries	—	3,168
Other income (expense)	76	(357)
Income before income tax expense	22,997	23,107
Income tax expense	(5,880)	(3,088)
Net income	$17,117	$20,019

Earnings per share:
Basic	$0.57	$0.68
Diluted	$0.56	$0.67
Weighted average common shares outstanding:
Basic	30,203,243	29,515,531
Diluted	30,444,276	29,833,729

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$38,115	$32,902
Cash held in escrow	24,664	24,344
Accounts receivable	12,436	13,464
Inventories	1,943,792	1,848,243
Mortgage loans held for sale	98,591	114,074
Prepaid expenses and other assets	123,248	138,717
Property and equipment, net	33,471	33,258
Deferred tax assets, net	13,591	13,763
Amortizable intangible assets, net	4,762	5,095
Goodwill	30,395	30,395
Total assets	$2,323,065	$2,254,255
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$74,075	$89,907
Accrued expenses and other liabilities	208,846	213,157
Notes payable	786,872	784,777
Revolving line of credit	287,000	202,500
Mortgage repurchase facilities	90,866	104,555
Total liabilities	1,447,659	1,394,896
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,304,081 and 30,154,791 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	303	302
Additional paid-in capital	593,966	595,037
Retained earnings	281,137	264,020
Total stockholders' equity	875,406	859,359
Total liabilities and stockholders' equity	$2,323,065	$2,254,255

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three months ended
	March 31,
	2019	2018	% Change
West	203	216	(6.0)%
Mountain	454	545	(16.7)%
Texas	229	149	53.7%
Southeast	345	468	(26.3)%
Wade Jurney Homes	627	—	NM
Total	1,858	1,378	34.8%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three months ended March 31,
	2019		2018		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	200	$560.3	200	$594.6	—%	(5.8)%
Mountain	367	$432.2	343	$420.6	7.0%	2.8%
Texas	166	$303.7	108	$349.9	53.7%	(13.2)%
Southeast	335	$336.2	290	$323.7	15.5%	3.9%
Wade Jurney Homes	595	$150.5	—	$—	NM	NM
Total / Weighted Average	1,663	$314.7	941	$419.6	76.7%	(25.0)%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of March 31,		Increase/(Decrease)
	2019	2018	Amount	% Change

West	21	14	7	50.0%
Mountain	43	31	12	38.7%
Texas	20	29	(9)	(31.0)%
Southeast	41	51	(10)	(19.6)%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	125	125	—	—%

NM – Not meaningful

Backlog

(dollars in thousands)

	As of March 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	221	$113,639	$514.2	286	$176,351	$616.6	(22.7)%	(35.6)%	(16.6)%
Mountain	488	215,296	$440.9	657	282,132	$429.4	(25.7)%	(23.7)%	2.7%
Texas	244	82,934	$339.9	256	92,726	$362.2	(4.7)%	(10.6)%	(6.2)%
Southeast	480	160,833	$335.1	558	186,806	$334.8	(14.0)%	(13.9)%	0.1%
Wade Jurney Homes	943	145,743	$154.6	—	—	$—	NM	NM	NM
Total / Weighted Average	2,376	$718,443	$302.3	1,757	$738,015	$420.0	35.2%	(2.7)%	(28.0)%

NM – Not meaningful

Lot Inventory

	As of March 31,
	2019			2018			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,377	1,575	4,952	3,826	1,976	5,802	(11.7)%	(20.3)%	(14.7)%
Mountain	5,314	5,904	11,218	4,863	4,099	8,962	9.3%	44.0%	25.2%
Texas	3,819	1,439	5,258	2,372	4,141	6,513	61.0%	(65.2)%	(19.3)%
Southeast	4,853	2,231	7,084	4,840	4,216	9,056	0.3%	(47.1)%	(21.8)%
Wade Jurney Homes	3,237	6,183	9,420	—	—	—	NM	NM	NM
Total	20,600	17,332	37,932	15,901	14,432	30,333	29.6%	20.1%	25.1%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2019	2018
Numerator
Net income	$17,117	$20,019
Less: Undistributed earnings allocated to participating securities	—	(49)
Net income allocable to common stockholders	$17,117	$19,970
Denominator
Weighted average common shares outstanding - basic	30,203,243	29,515,531
Dilutive effect of restricted stock units	241,033	318,198
Weighted average common shares outstanding - diluted	30,444,276	29,833,729
Earnings per share:
Basic	$0.57	$0.68
Diluted	$0.56	$0.67

Adjusted Earnings per share
Numerator
Income before income tax expense	$22,997	$23,107
Purchase price accounting for acquired work in process inventory	1,724	7,269
Acquisition expense	-	173
Adjusted income before income tax expense	24,721	30,549
Adjusted income tax expense(1)	(6,321)	(8,096)
Adjusted net income	18,400	22,453
Less: Adjusted undistributed earnings allocated to participating securities	—	(55)
Adjusted net income allocable to common stockholders	$18,400	$22,398

Denominator - Diluted	30,444,276	29,833,729

Adjusted diluted earnings per share	$0.60	$0.75

(1)

The tax rate used in calculating adjusted net income for the three months ended March 31, 2019 was our GAAP tax rate of 25.6%. For the three months ended March 31, 2018 the tax rate utilized was 26.5% which is reflective of the Company’s GAAP tax rate for the applicable period adjusted for certain discrete items.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended March 31,

	2019	%	2018	%

Home sales revenues	$523,302	100.0%	$394,831	100.0%
Cost of home sales revenues	(433,757)	(82.9)%	(319,583)	(80.9)%
Gross margin from home sales	89,545	17.1%	75,248	19.1%
Add: Interest in cost of home sales revenues	12,587	2.4%	8,959	2.3%
Adjusted homebuilding gross margin excluding interest	102,132	19.5%	84,207	21.3%
Add: Purchase price accounting for acquired work in process inventory	1,724	0.3%	7,269	1.8%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$103,856	19.8%	$91,476	23.2%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended March 31,
	2019	2018	% Change
Net income	$17,117	$20,019	(14.5)%
Income tax expense	5,880	3,088	90.4%
Interest in cost of home sales revenues	12,587	8,959	40.5%
Interest expense (income)	15	2	650.0%
Depreciation and amortization expense	3,074	2,726	12.8%
EBITDA	38,673	34,794	11.1%
Purchase price accounting for acquired work in process inventory	1,724	7,269	(76.3)%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	30	(100.0)%
Acquisition expense	—	173	(100.0)%
Adjusted EBITDA	$40,397	$42,266	(4.4)%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2019	2018
Total homebuilding debt	$1,073,872	$987,277
Total stockholders' equity	875,406	859,359
Total capital	$1,949,278	$1,846,636
Debt to capital	55.1%	53.5%

Total homebuilding debt	$1,073,872	$987,277
Cash and cash equivalents	(38,115)	(32,902)
Cash held in escrow	(24,664)	(24,344)
Net debt	1,011,093	930,031
Total stockholders' equity	875,406	859,359
Net capital	$1,886,499	$1,789,390

Net homebuilding debt to net capital	53.6%	52.0%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com